As filed with the Securities and Exchange Commission on February 12, 2014.
Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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THE CLOROX COMPANY
(Exact name of registrant as specified in its charter)

DELAWARE	31-0595760
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1221 Broadway
Oakland, California 94612-1888
(510) 271-7000
(Address of Principal Executive Offices)

THE CLOROX COMPANY 2005 STOCK INCENTIVE PLAN
(Full Title of the Plans)

Laura Stein
Senior Vice President -- General Counsel
The Clorox Company
1221 Broadway
Oakland, California 94612-1888
(510) 271-7000
(Name, address and telephone number including area code of agent for service)

____________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value
$1.00 per share	14,500,000	$84.66	$1,227,570,000	$158,112

(1)	In addition to the number of shares of the common stock, par value $1.00 per share (the “Common Stock”) of The Clorox Company (the “Company” or “Registrant”) stated above, this Registration Statement covers an indeterminate number of options and other rights to acquire Common Stock, to be granted pursuant to The Clorox Company 2005 Stock Incentive Plan (the “Plan”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, there is also being registered such additional shares of the Common Stock that become available under the Plan in connection with changes in the number of shares of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding shares are converted or exchanged.

(3)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low sales prices of the Company’s Common Stock, as reported on the New York Stock Exchange on February 6, 2014.

NOTE

     This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 14,500,000 shares of the Common Stock of the Company, which may be issued pursuant to awards under the Plan. In accordance with General Instruction E to Form S-8, the Company hereby incorporates herein by reference the Form S-8 filed by the Company with respect to the Plan on February 2, 2006 (SEC File No. 333-131487), together with all exhibits filed therewith or incorporated therein by reference (“Prior Registration Statement”). The Prior Registration Statement is currently effective.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

     Under Section 145 of the Delaware General Corporation Law (8 Delaware Code §145), the Registrant has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act. In addition, the Registrant’s Restated Certificate of Incorporation provides for indemnification of its directors and officers.

     Article Eight of the Registrant’s Restated Certificate of Incorporation provides that anyone who is or was a director or officer of the Registrant shall be indemnified and held harmless to the fullest extent authorized by the Delaware General Corporation Law. This includes indemnity against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) to the fullest extent authorized by the General Corporation Law of the State of Delaware.

     Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws, or state or federal environmental laws.

     Article Nine of the Registrant’s Restated Certificate of Incorporation provides that its directors shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (relating to certain unlawful payments of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper benefit.

     Policies of insurance are maintained by the Registrant under which the directors and officers of the Registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceeding, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

     In addition, the Registrant has entered into various agreements whereby it has agreed to indemnify its officers and directors for specific liabilities that they may incur in such capacities, including liability that may arise in the management of the Registrant’s employee benefit plans.

Item 8. Exhibits.

Exhibit No.		Description
4.1	*	Restated Certificate of Incorporation (filed as Exhibit 3(iii) to the Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, incorporated herein by reference).

4.2	*	Bylaws (amended and restated) of the Company (filed as Exhibit 3.1 to the Current Report on Form 8-K, filed November 20, 2009, incorporated herein by reference).

5.1		Opinion of General Counsel of the Company.

23.1		Consent of Ernst & Young LLP.

23.2		Consent of General Counsel of the Company (included in Exhibit 5.1).

24.1		Power of attorney (included on signature page).

99.1	*	The Clorox Company 2005 Stock Incentive Plan (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended December 31, 2012, incorporated herein by reference).

99.2	*	Form of Performance Share Award Agreement under the Company’s 2005 Stock Incentive Plan (filed as Exhibit 10.12 to the Annual Report on Form 10-K for the fiscal year ended June 30, 2013, incorporated herein by reference).

99.3	*	Form of Restricted Stock Unit Award Agreement under the Company’s 2005 Stock Incentive Plan (filed as Exhibit 10.13 to the Annual Report on Form 10-K for the fiscal year ended June 30, 2013, incorporated herein by reference).

99.4	*	Form of Nonqualified Stock Option Award Agreement under the Company’s 2005 Stock Incentive Plan (filed as Exhibit 10.14 to the Annual Report on Form 10-K for the fiscal year ended June 30, 2013, incorporated herein by reference).

*Incorporated by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on this 12th day of February, 2014.

THE CLOROX COMPANY

By:	/s/ D. R. Knauss
D. R. Knauss
Chairman and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints D. R. Knauss, S. M. Robb, L. Stein, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ D. R. Knauss	Chairman and Chief Executive Officer (Principal	February 12, 2014
D. R. Knauss	Executive Officer)

/s/ S. M. Robb	Senior Vice President — Chief Financial Officer	February 12, 2014
S. M. Robb	(Principal Financial Officer)

/s/ T. Johnson	Vice President — Global Business Services and	February 12, 2014
T. Johnson	Chief Accounting Officer (Principal Accounting Officer)

/s/ D. Boggan	Director	February 12, 2014
D. Boggan

/s/ R. H. Carmona	Director	February 12, 2014
R. H. Carmona

/s/ T. M. Friedman	Director	February 12, 2014
T. M. Friedman

/s/ G. J. Harad	Director	February 12, 2014
G. J. Harad

/s/ E. Lee	Director	February 12, 2014
E. Lee

/s/ R. W. Matschullat	Director	February 12, 2014
R. W. Matschullat

/s/ J. Noddle	Director	February 12, 2014
J. Noddle

/s/ R. Rebolledo	Director	February 12, 2014
R. Rebolledo

/s/ P. Thomas-Graham	Director	February 12, 2014
P. Thomas-Graham

/s/ C. M. Ticknor	Director	February 12, 2014
C. M. Ticknor

Exhibit Index

Exhibit No.		Description
4.1	*	Restated Certificate of Incorporation (filed as Exhibit 3(iii) to the Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, incorporated herein by reference).

4.2	*	Bylaws (amended and restated) of the Company (filed as Exhibit 3.1 to the Current Report on Form 8-K, filed November 20, 2009, incorporated herein by reference).

5.1		Opinion of General Counsel of the Company.

23.1		Consent of Ernst & Young LLP.

23.2		Consent of General Counsel of the Company (included in Exhibit 5.1).

24.1		Power of attorney (included on signature page).

99.1	*	The Clorox Company 2005 Stock Incentive Plan (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended December 31, 2012, incorporated herein by reference).

99.2	*	Form of Performance Share Award Agreement under the Company’s 2005 Stock Incentive Plan (filed as Exhibit 10.12 to the Annual Report on Form 10-K for the fiscal year ended June 30, 2013, incorporated herein by reference).

99.3	*	Form of Restricted Stock Unit Award Agreement under the Company’s 2005 Stock Incentive Plan (filed as Exhibit 10.13 to the Annual Report on Form 10-K for the fiscal year ended June 30, 2013, incorporated herein by reference).

99.4	*	Form of Nonqualified Stock Option Award Agreement under the Company’s 2005 Stock Incentive Plan (filed as Exhibit 10.14 to the Annual Report on Form 10-K for the fiscal year ended June 30, 2013, incorporated herein by reference).

*Incorporated by reference.